Exhibit 99.2

ASX ANNOUNCEMENT - 2021 FULL YEAR RESULTS

23 February 2022

Improved second half conditions drive strong FY21 result:

- ✓ **Revenue US$2,149m, Adjusted EBITDA US$486m, Net Income US$189m, Available Liquidity US$538m**
- ✓ **Distribution of US$150m (US 9.0 cents per CDI) in Dividends and offer to purchase up to US$100m Senior Secured Notes at 104%**
- ✓ **Sustained high Met coal prices have Coronado well positioned for a strong 2022**

Coronado Global Resources Inc. (**Coronado**, **Company** or the **Group**) (ASX: CRN) has released its full year financial results for the year ended 31 December 2021 (FY21). All amounts quoted in this release are in USD and million metric tonnes (MMt). Comparisons are to the year ended 31 December 2020 (FY20) unless otherwise stated.

RESULTS	FY21	FY20	Variance %
Revenue ($m)	**2,148.5**	1,462.3	46.9
Net Income / (Loss) ($m)	**189.4**	(226.5)	183.6
Adjusted EBITDA ($m)	**486.1**	53.8	803.5
Net Cash / (Debt) ($m)	**122.9**	(281.9)	143.6
Saleable Production (MMt)	**17.4**	17.0	1.9
Sales Volume (MMt)	**17.8**	18.2	(2.2)
Group Realised Metallurgical Coal Price ($/t)	**138.0**	90.5	52.5
Mining Cost per tonne sold ($/t)	**65.7**	55.6	18.2
Operating Cost per tonne sold ($/t)	**92.1**	76.5	20.4
Capital Expenditure ($m)	**91.1**	123.9	(26.5)

FY21 HIGHLIGHTS

- Revenue of $2,148.5 million, up 47% due to the improvement in Met coal pricing from late May, consistent with strong global demand for steel and tight Met coal supply.
- Net Income of $189.4 million, an improvement of 184% from a Net Loss of $226.5 million in the prior year.
- Adjusted EBITDA of $486.1 million, up 804% due to the higher Met coal price environment.
- Saleable Production of 17.4 MMt exceeded prior year production of 17.0 MMt and revised guidance targets of 17.0 – 17.2 MMt.
- Group Realised Met Coal Price of $138.0 per tonne, up 52% on the back of a significant increase in coal prices in the second half of the year.
- Mining Costs per tonne sold of $65.7, up 18%, but lower than revised guidance. Operating Cost per tonne sold of $92.1, up 20% primarily due to higher FX rates, higher U.S. freight costs, and Australian production.
- Net Cash (cash less borrowings) of $122.9 million at 31 December 2021, compared to Net Debt (borrowings less cash) of $281.9 million at 31 December 2020.
- Available liquidity of $537.9 million at 31 December 2021, comprising $437.9 million of cash and $100.0 million of undrawn funds under the Asset Based Loan (ABL) facility.
- Capital expenditure of $91.1 million, down 26.5% and in line with revised market guidance.
- Successfully completed a $550 million refinancing package and terminated the legacy Syndicated Facility Agreement (SFA) delivering increased flexibility, enhanced liquidity and extended tenor.

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2 • Completed $35 million, or 10%, redemption of the Senior Secured Notes due 2026. • Amonate non-core asset sale completed for $30 million, realised pre-tax gain on sale of $14.8 million • FY22 U.S. domestic fixed price and tonnage contracts agreed at a volume weighted average price of US$187 per metric tonne (FOR), which is US$100 per metric tonne higher than pricing in FY21. • Plans to distribute up to $250 million comprising of approximately $150 million of dividends to shareholders (US 9.0 cents per CDI) and commencement of an offer to purchase up to $100 million of the aggregate principal amount of Senior Secured Notes at 104%, pursuant to the terms of the Indenture. The payment of the $150 million dividend to shareholders is not contingent on acceptance of the offer to purchase the Senior Secured Notes. COMMENTS FROM MANAGING DIRECTOR AND CEO, GERRY SPINDLER “Coronado finished the year in a very strong financial position. We delivered substantial increases in Revenue, EBITDA and Net Profit and returned the balance sheet to a Net Cash position. These positive results have benefited from the recent high price environment, but also from the hard decisions taken in mid-2021 to restructure our debt arrangements as we completed a comprehensive $550 million refinancing package, which enhanced liquidity and provided a more flexible capital structure moving forward. “The Coronado team has again responded exceptionally well to the challenges presented throughout the year as we continued to navigate the Covid-19 pandemic and general economic and geopolitical uncertainty. The Company is in a significantly stronger financial position than 12 months prior. We therefore announce our plan to distribute $150 million in dividends to shareholders and make an offer to purchase up to $100 million of senior secured notes in the first quarter of 2022. The purchase offer price pursuant to the Indenture is at 104%, with these notes currently trading at 107%. Should note holders accept the discounted offer in full, Coronado will have distributed approximately $250 million, all from available cash. “As we look to 2022, the prospect of prolonged higher Met coal prices is apparent as demand for steel continues to rise and outstrips supply in the short term. Coronado is targeting improved production rates in 2022 to take advantage of higher prices, continue to focus on cost control, and work to strengthen all aspects of our business so that we can take advantage of opportunities as they arise and prepare the Company for the next phase of growth,” Mr Spindler said. SAFETY AND COVID-19 RESPONSE In November 2021, operations at the Curragh mine were temporarily suspended when an employee, Mr Clark Peadon, was fatally injured while working in the dragline operations. The Resources Safety & Health Queensland Inspectorate subsequently issued directives requiring isolation of the accident site and temporary suspension of dragline operations at Curragh. Work at the mine recommenced gradually and no ongoing directives or restrictions on the Curragh mine are in force. Coronado is deeply saddened by this tragic event and extends its deepest sympathies and sincere condolences to the family, friends and colleagues of Mr Peadon. We have complied with all requirements of the Inspectorate in relation to the incident. In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 31 December 2021 was 3.07 compared to 9.40 at the end of December 2020. The 31 December 2021 rate reflects a 67% improvement year-on-year. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) at 31 December 2021 was 2.51 compared to 2.28 at the end of December 2020. Coronado remains focused on the safety and wellbeing of all employees and contracting parties as the Company, led by the Coronado Covid-19 Steering Committee, continues to execute action plans to manage the risks associated with Covid-19 variants. The Committee has continued to remain vigilant in dealing with variants and their impacts on our people, operations and customers. Sanitisation processes, social distancing, mask-wearing (where safe to do so), vaccine advocacy, vaccine rollout, educational materials and regular pre-start communications continue to form the base level commitments by the Company in tackling the virus and keeping our people informed.

3 FINANCIAL PERFORMANCE Coronado finished FY21 in a very strong financial position. The combination of a new $550 million refinancing package in the first half of the year and sustained higher prices in the second half resulted in a significantly stronger balance sheet with greater liquidity. FY21 Revenue of $2,148.5 million was $686.2 million, or 46.9%, higher than FY20 driven primarily by the substantial improvement in Met coal pricing despite lower Sales Volumes. Coronado delivered record quarterly revenue in the December quarter of $774.5 million. Adjusted EBITDA was $486.1 million, an increase of $432.3 million compared to FY20. The higher index prices realised in the second half of the year resulted in higher margins for the Company. Coronado reported Net Income of $189.4 million, an improvement of $415.9 million from the $226.5 million Net Loss reported in FY20. Mining costs per tonne sold of $65.7 per tonne were up from $55.6 per tonne in FY20 due primarily to higher FX and lower Australian production volumes. For the year ended 31 December 2021, the average AUD : USD FX rate was $0.75 compared to the year ended 31 December 2020 average rate of $0.69. Cash generated from operating activities was $442.0 million for FY21, a turnaround of $445.0 million compared to cash consumed of $3.0 million in FY20. Strong cash flow generation in the second half of the year saw Coronado move to a Net Cash position of $122.9 million at 31 December 2021, consisting of a record closing cash balance of $437.9 million and Senior Secured Notes due 2026 (“Notes”) of $315 million, down from $350 million following a 10% Notes redemption in the December quarter. Coronado has Available Liquidity of $537.9 million (comprising cash and cash equivalents and available borrowings under our ABL facility). OPERATIONS A solid operating performance under challenging conditions underpinned the Company’s strong second half and substantially improved financial results. Group ROM Production for FY21 was 26.4 MMt, 4.7% higher than FY20 and Saleable Production was 17.4 MMt, 1.9% higher. In FY21, the U.S. operations performed very well with Saleable Production up by more than 20% (Buchanan 28.8% and Logan 22.0%) compared to FY20. Production was significantly higher as the operations returned to full capacity despite being affected by increased absenteeism due to Covid-19. Higher U.S. production rates were underpinned by robust demand both domestically and abroad, including China. In Australia, Saleable Production of 11.1 MMt was down 7.5% compared to FY20. Production losses were due to a combination of factors including the temporary suspension of operations following the tragic fatality at the Curragh mine in November, above-average rainfall across the Bowen Basin in the December quarter, and a three-week breakdown of the bucket-wheel reclaimer in the March quarter. Installed capacity at Curragh Main mining area is expected to increase following the recent introduction of a 7th fleet for 12 months, in addition to the current mining fleet provided by the Contractor. Group Sales Volumes for FY21 were 17.8 MMt, 2.2% lower than FY21, but in line with revised guidance. Met and thermal coal sales represented 95% and 5% respectively of total coal revenues for FY21. Export and domestic sales represented 75% and 25% respectively of total coal volumes sold. Met coal prices for shipments from both our U.S. and Australian operations reached record levels in the fourth quarter of FY21 and continue to remain elevated. The increase in benchmark prices since May 2021 resulted in average realised Met coal pricing of $138.0 per metric tonne sold (mixture of FOR and FOB terms), 52.5% higher compared to FY20. On a segmental basis, the U.S. realised an average Met coal price of $131.2 per metric tonne (primarily FOR basis), up 55.5% from FY20, reflecting a combination of achieved domestic and export prices. This realised price includes the $87 per metric tonne (FOR) price on domestic contracts received in FY21 for approximately one-third of total U.S. volumes. Australia realised an average Met coal price across all grades of Met coal produced from the Curragh operation of $143.1 per metric tonne (FOB basis), up 51.6% from FY20. Australian cargoes will continue to price cargoes on a lag rolling 3-month index linked basis. During the December quarter, Coronado agreed U.S. domestic fixed price and tonnage contracts for FY22. The volume weighted average price across all grades of Met coal products to U.S. domestic customers in FY22 of ~US$187 per metric tonne (FOR) is US$100 per metric tonne higher than FY21. These contracts represent approximately one-third of annual U.S. production and cover approximately 90% of all U.S. operating costs.

4 CORPORATE Coronado successfully completed a number of significant corporate transactions and initiatives during the year designed to strengthen the Company’s balance sheet and improve its liquidity position. In response to challenging Met coal markets in FY20 and the first half of FY21, Coronado successfully completed a comprehensive $550 million refinancing package in May 2021. The proceeds from this transaction were used to repay and terminate all outstanding obligations under the legacy Syndicated Facilities Agreement (SFA), cash collateralise and replace bank guarantees under the SFA and fund working capital. The new capital structure increased Coronado’s financial flexibility by eliminating the application of the legacy SFA financial covenants (waivers which were required in recent adverse market conditions) and introduced new debt on more sustainable terms with a longer maturity profile. In November, Coronado completed the redemption of $35 million, or 10%, of the aggregate principal amount of its Notes. Completion of the redemption saw the aggregate principal amount of the Notes fall from $350 million to $315 million. To further strengthen the balance sheet, Coronado pursued the sale of non-core assets during the year. In January, the Company completed the sale and leaseback of certain Heavy Mining Equipment (HME) at Curragh generating $23.5 million in proceeds. In December, the sale of the Amonate non-core asset for $30 million realised a pre-tax gain on sale of $14.8 million. Completion of the sale removed ancillary holding costs associated with the asset in FY22. The Greenbrier mine remains idle and held for sale. The Company completed 110 acres of rehabilitation works at Greenbrier in FY21. The potential divestment of this non-core asset will be advanced in FY22 as will financing solutions for restructuring the housing and camps infrastructure at Curragh. METALLURGICAL COAL MARKET OUTLOOK 1 The Company continues to be very well positioned to take advantage of prolonged higher pricing in FY22 on the back of sustained global economic confidence. Met coal prices in February 2022 hit new records with the Australian PLV HCC benchmark achieving a price of $445 per tonne. Strong ex-China demand combined with continued supply tightness across the globe continues to underpin Met coal prices. Supply tightness has been driven by above-average rainfalls in Australia, logistics chain issues in North America and the ever-present threat of Covid-19. Demand growth ex-China is forecast to continue as government sponsored growth projects continue to be approved to boost economic growth. While total cargoes into China slowed towards the end of FY21, renewed interest for Coronado’s Buchanan product has resulted in more cargoes in January and February 2022. We anticipate China may further increase Met coal imports following the annual Lunar New Year celebrations and Winter Olympics. Global economic confidence is predicted to remain high in 2022 and 2023, and in turn, infrastructure projects requiring steel are expected to increase. India is forecasting GDP growth rates in 2022 and 2023 of 6.4% and 5.8% respectively, with most other key markets forecasting modest growth rates of 2% or higher. Long-term growth in global Met coal demand is anticipated to push seaborne trade up from an estimated 301 MMt in 2021 to 403 MMt in 2050. India is expected to lead all countries in import demand growth due to its significant potential for urbanisation and industrialisation. Imports are expected to increase to 172 MMt by 2050, up 147% from expected 2021 levels. Indian crude steel production is expected to increase from 115 MMt to 380 MMt by 2050, an increase underpinned by Blast Furnace steel generation methods. Coronado sells approximately 26% of its seaborne Met coal to India making the country Coronado’s largest market. In FY22, Coronado is focussed on optimising production levels to meet the strong demand and take advantage of the heightened price environment. In the U.S., Coronado maintains a competitive advantage compared to other Met coal producers given its geographical diversification and ability to access the Chinese market. Coronado expects pricing to remain at elevated levels in the short term due to supply constraints but expects some moderation in Met coal prices later in the year as supply recovers. Based on available market data, Coronado anticipates prices will remain above historical averages for the entirety of FY22. 1 Source: Wood Mackenzie December 2021 Metallurgical Trade Outlook to 2050; Wood Mackenzie November 2021 GDP forecasts.

FY22 GUIDANCE & CAPITAL MANAGEMENT

In FY22, Coronado will look to maintain a healthy liquidity position and solidify its production base by spending between $170 - $190 million on capital expenditure. The planned additional capital expenditure will help minimise future cost increases and deliver additional tonnages. It is expected that Mining Costs per Tonne Sold in FY22 will range between $69.0 - $71.0 per tonne. FY22 Saleable Production levels are expected to be higher, ranging between 18.0 – 19.0 MMt.

The primary focus of the Company is to maintain a strong balance sheet, sustainable profits and investment flexibility through volatile price cycles. A strong balance sheet allows further investment in existing operations and positions the Company well to take advantage of acquisition opportunities as they arise. Coronado expects consolidation in the Met coal industry over time, and the Company is uniquely positioned to pursue acquisitions of Met coal assets as the larger diversified miners look to exit. Maintaining prudent cash and debt levels will ensure the Company has sufficient liquidity and the necessary flexibility it needs to pursue acquisition opportunities.

The Company plans to distribute a dividend of $150 million, or 9.0 cents per CDI (USD) to shareholders. In connection with the dividend, the Company plans to commence an offer to purchase up to $100 million of the aggregate principal amount of the Company's 10.750% Senior Secured Notes, at rate of 104%, pursuant to the terms of the Indenture governing such Notes. The current market price for the Notes is 107%. The payment of the $150 million dividend to shareholders is not contingent on acceptance of the offer to purchase the Notes. All distributions will be made from available cash and the Company expects to remain in a Net Cash position post distribution.

Coronado's distribution ensures a strong balance sheet is retained and reflects a desire to further reduce gross debt. The Company is cognisant of ongoing potential Covid-19 disruption risk, geopolitical uncertainty, higher cost expectations linked to inflationary pressures, higher planned capital expenditure, and a desire to maintain flexibility for potential accretive acquisition opportunities should they arise. The Board of Directors will consider these factors, among others, before assessing the likelihood of further distributions at the half year.

FY22 Guidance:

	Actual FY21	Guidance FY22
Saleable Production (MMt)	17.4	**18.0 – 19.0**
Mining Cost per Tonne Sold ($) *	65.7	**69.0 – 71.0**
Capex ($m)	91.1	**170 - 190**

* Mining Cost per Tonne Sold assumes an AUD : USD foreign exchange rate assumption of 0.72 for FY22.

For a detailed review of Coronado's operating and financial performance, investors should refer to the FORM 10-K, Appendix 4E, and the Investor Presentation released to the Australian Securities Exchange and the Securities Exchange Commission on 23 February 2022 (AEST).

Approved for release by the Board of Directors of Coronado Global Resources Inc.

For further information please contact:

Investors
Andrew Mooney
P: +61 458 666 639
E: amooney@coronadoglobal.com
E: investors@coronadoglobal.com

Media
Helen McCombie
Citadel Magnus
P: +61 411 756 248
E: hmccombie@citadelmagnus.com

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6 Cautionary Notice Regarding Forward – Looking Statements This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," “plans”, "considers", “forecasts”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 23 February 2022 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Reconciliation of Non-GAAP Measures This report which includes a discussion of results of operations includes references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognized in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Management uses a variety of financial and operating metrics to analyze performance. These metrics are significant factors in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) Adjusted EBITDA, (iii) total sales volumes and average realized price per Mt sold, which we define as total coal revenues divided by total sales volume: (iv) Metallurgical coal sales volumes and average realized price per metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (v) average segment mining costs per Mt sold, which we define as mining cost of coal revenues divided by sales volumes (excluding non-produced coal) for the respective segment; and (vi) average segment operating costs per Mt sold, which we define as operating costs divided by sales volumes for the respective segment. Investors should be aware that the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled financial measures used by other companies. Reconciliations of certain forward-looking non-GAAP financial measures, including our 2022 Mining Cost per Tonne Sold guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Coronado

MINING AND OPERATING COSTS PER TONNE RECONCILIATION

	For the twelve months ended 31 December 2021			
(In US$'000, except for volume data)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,202,807**	**611,611**	**31,689**	**1,846,107**
Less: Selling, general and administrative expense	-	-	(30,666)	(30,666)
Less: Restructuring costs	(2,300)	-	-	(2,300)
Less: Depreciation, depletion and amortization	(89,259)	(87,593)	(1,023)	(177,875)
Total operating costs	**1,111,248**	**524,018**	**-**	**1,635,266**
Less: Other royalties	(117,001)	(25,750)	-	(142,751)
Less: Stanwell rebate	(55,403)	-	-	(55,403)
Less: Freight expenses	(161,703)	(80,159)	-	(241,862)
Less: Other non-mining costs	(40,359)	(25,747)	-	(66,106)
Total mining costs	**736,782**	**392,362**	**-**	**1,129,144**
Sales Volume excluding non-produced coal (MMt)	10.9	6.3	-	17.2
Mining cost per Mt sold ($/Mt)	**$67.6/t**	**$62.3/t**	**-**	**$65.7/t**

	For the twelve months ended 31 December 2020			
(In US$'000, except for volume data)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,082,640**	**496,462**	**31,111**	**1,610,213**
Less: Selling, general and administrative expense	-	-	(30,352)	(30,352)
Less: Depreciation, depletion and amortization	(97,563)	(92,867)	(759)	(191,189)
Total operating costs	**985,077**	**403,595**	**-**	**1,388,672**
Less: Other royalties	(71,317)	(13,574)	-	(84,891)
Less: Stanwell rebate	(103,039)	-	-	(103,039)
Less: Freight expenses	(153,064)	(32,799)	-	(185,863)
Less: Other non-mining costs	(17,544)	(6,336)	-	(23,880)
Total mining costs	**640,113**	**350,886**	**-**	**990,999**
Sales Volume excluding non-produced coal (MMt)	12.1	5.7	-	17.8
Mining cost per Mt sold ($/Mt)	**$52.9/t**	**$61.4/t**	**-**	**$55.6/t**

(In US$'000, except for volume data)	For the twelve months ended 31 December 2021	For the twelve months ended 31 December 2020
Total costs and expenses	**1,846,107**	**1,610,213**
Less: Selling, general and administrative expense	(30,666)	(30,352)
Less: Restructuring costs	(2,300)	-
Less: Depreciation, depletion and amortization	(177,875)	(191,189)
Total operating costs	**1,635,266**	**1,388,672**
Sales Volume (MMt)	17.8	18.2
Operating cost per Mt sold ($/Mt)	**$92.1/t**	**$76.5/t**

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Coronado

REALISED PRICING RECONCILIATION

	For the twelve months ended 31 December 2021		
(In US$'000, except for volume data)	Australia	United States	Consolidated
Total Revenues	**1,315,851**	**832,620**	**2,148,471**
Less: Other revenues	36,115	4,025	40,140
Total coal revenues	1,279,736	828,595	2,108,331
Less: Thermal coal revenues	107,867	6,595	114,462
Metallurgical coal revenues	**1,171,869**	**822,000**	**1,993,869**
Volume of Metallurgical coal sold (MMt)	8.2	6.3	14.5
Average realised metallurgical coal price per Mt sold	**$143.1/t**	**$131.2/t**	**$138.0/t**

	For the twelve months ended 31 December 2020		
(In US$'000, except for volume data)	Australia	United States	Consolidated
Total Revenues	**976,369**	**485,893**	**1,462,262**
Less: Other revenues	34,143	4,520	38,663
Total coal revenues	942,226	481,373	1,423,599
Less: Thermal coal revenues	105,681	5,151	110,832
Metallurgical coal revenues	**836,545**	**476,222**	**1,312,767**
Volume of Metallurgical coal sold (MMt)	8.9	5.6	14.5
Average realised metallurgical coal price per Mt sold	**$94.4/t**	**$84.4/t**	**$90.5/t**

ADJUSTED EBITDA RECONCILIATION

(In US$'000)	For the twelve months ended 31 December 2021	For the twelve months ended 31 December 2020
Reconciliation to Adjusted EBITDA:		
Net Income / (Loss)	189,423	(226,537)
Add: Depreciation, depletion and amortization	177,875	191,189
Add: Interest expense, net	68,062	50,585
Add: Other foreign exchange losses	7,049	1,175
Add: Loss on debt extinguishment	8,477	-
Add: Income tax expense / (benefit)	53,102	(60,016)
Add: Impairment of assets	-	78,111
Add: Restructuring costs	2,300	-
Add: Losses on idled assets held for sale	2,732	9,994
Less: Gain on disposal of asset held for sale	(14,845)	-
Less: (Decrease) / Increase in provision for discounting and credit losses	(8,042)	9,298
Adjusted EBITDA	**486,133**	**53,799**

NET CASH / (DEBT)

(In US$'000)	31 December 2021	31 December 2020
Reconciliation to Net Cash / (Debt):		
Cash and restricted cash	437,931	45,736
Less: Multicurrency Revolving Syndicated Facility	-	(327,625)
Less: 10.75% Senior Secured Notes	(315,000)	-
Net Cash / (Debt)	**122,931**	**(281,889)**

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